Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors
LHC Group, Inc.:
We consent to the incorporation by reference in the registration statements No. 333-207584 on Form S-3 and Nos. 333-168977, 333-130600, 333-125713 and 333-190688 on Form S-8 of LHC Group, Inc. of our reports dated March 3, 2016, with respect to the consolidated balance sheets of LHC Group, Inc. and subsidiaries as of December 31, 2015 and 2014 and the related consolidated statements of income, changes in equity, and cash flows for each of the years in the three-year period ended December 31, 2015 and the effectiveness of internal control over financial reporting as of December 31, 2015, which reports appear in the December 31, 2015 annual report on Form 10-K of LHC Group, Inc.
Our report dated March 3, 2016, on the effectiveness of internal control over financial reporting as of December 31, 2015, contains an explanatory paragraph that states LHC Group, Inc. acquired Halcyon Hospice on October 1, 2015, and management excluded from its assessment of the effectiveness of LHC Group, Inc.’s internal control over financial reporting as of December 31, 2015, Halcyon’s internal control over financial reporting associated with approximately 1% of both total assets and total revenues included in the consolidated financial statements of LHC Group, Inc. and subsidiaries as of and for the year ended December 31, 2015. Our audit of internal control over financial reporting of LHC Group, Inc. also excluded an evaluation of the internal control over financial reporting of Halcyon.

/s/ KPMG LLP
Baton Rouge, Louisiana
March 3, 2016